Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter


Nuveen Multi-Market Income Fund,
formerly Nuveen Multi-Market Income Fund, Inc.
and formerly American Income Fund Inc.

811-05642


On November 19, 2014, filing under Form N-8A/A, accession number 0001193125-14-417703, the
Registrant, a Massachusetts business trust
( Registrant ), notified the U.S. Securities and
Exchange Commission that it was amending and adopting as its own the registration of Nuveen Multi-
Market Income Fund, Inc., a Virginia corporation (the
 Predecessor Registrant ), under and pursuant to the provisions of Section 8(a) of the Investment Company
Act of 1940, as amended, in connection with the closing of a reorganization transaction between the Predecessor
Registrant and the Registrant whereby the Predecessor
Registrant changed its domicile from a Virginia corporation to a Massachusetts business trust. In connection with such change of domicile, the Registrant has a Declaration of Trust as its charter. We incorporate by reference to this Sub-Item 77Q1(a), the Registrants
Declaration of Trust and By-laws, filed as exhibits to Form 8-A12B on November 19, 2014, accession number
0001193125-14-417708.